UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 13, 2013

BNET MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-178000	30-0523156
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

122 West 26th Street, 5th Floor
New York, NY 10001
(Address of principal executive offices)  (zip code)

(917) 720-3541
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bnet Media Group, Inc.
Form 8-K
Current Report

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Share Exchange Agreement

On June 13, 2013, Bnet Media Group, Inc.’s (the “Company”) entered into a Share Exchange Agreement by and among the Company and Gerald E. Sklar and Anthony E. Sklar (collectively the “Shareholders”). The Shareholders are both officers and directors of the Company and also the beneficial owners of approximately 86% of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  Under the terms of the Share Exchange Agreement, the Shareholders agreed to exchange 124,592,000 shares of the Company’s Common Stock and tender $7,787.00 in consideration for 7,787,000 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”). The exchange is based on one (1) share of Series A Preferred for every sixteen (16) shares of Common Stock exchanged. Each share of Series A Preferred is entitled to sixteen (16) votes on any matter properly brought before the Company’s shareholders for a vote. The Exchange is effective June 13, 2013. Additional key terms of the Series A Preferred are listed below:

•
Dividend Rights. In each calendar year, the holders of the then outstanding Series A Preferred shall be entitled to receive, when, as and if declared by the board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other distribution on the Common Stock in such calendar year (other than a Common Stock dividend).

•
Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Preferred on a pari passu basis according to the number of votes per share entitled to be voted by such holders at the time of such dividend.

•
Non Cash Dividends. Whenever a dividend or distribution shall be payable in property other than cash (other than a Common Stock dividend), the value of such dividend or distribution shall be deemed to be the fair market value of such property as determined in good faith by the board.

•
Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders, first to the holders of each share of Series A Preferred then outstanding and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any available funds and assets on any shares of Common Stock or subsequent series of preferred stock.

•	Redemption. The Company shall not have any redemption rights relating to the Series A Preferred.

Immediately prior to closing the transaction contemplated by the Share Exchange Agreement, the Shareholder owned 124,592,000 shares of Common Stock, which represented approximately 86% of the Company’s outstanding voting securities. Immediately upon the closing of the transaction contemplated by the Share Exchange Agreement, the Shareholders owned no shares of Common Stock, and 7,787,000 shares of the issued and outstanding shares of Series A Preferred, which based on voting rights of 16 votes per share, represents approximately 0% of outstanding Common Stock of the Company and approximately 86% of the Company’s outstanding voting rights. Therefore, on the completion of all the terms of the Exchange Agreement the percentage voting rights attributed to all shareholders of the Company’s voting securities will be unchanged.

Upon issuance of the Series A Preferred, all certificates indicative of Shareholders’ ownership interest in the Common shall be deemed to have been delivered in full satisfaction of all of Shareholders’ rights pertaining to ownership of the Company. Following the issuance of the Series A Preferred certificates and the delivery of the certificates representing the Common Stock and the receipt of $7,747.00 by the Company, the certificates representing the 124,592,000 shares of Common Stock shall be cancelled and returned to the authorized but unissued shares of Common Stock.

Anthony E. Sklar is the adult son of Gerald E. Sklar, and as noted above, the Shareholders are officers, directors and controlling shareholders of the Company. The Company does not have a written policy concerning the review, approval, or ratification of transactions with related persons.  However, the three disinterested members of the Company’s Board of Directors approved the Share Exchange Agreement, with Gerald E. Sklar and Anthony E. Sklar abstaining.

A copy of the Share Exchange Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the full text of such document.

ITEM 3.02                      UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the Share Exchange Agreement, we agreed to issue an aggregate of 7,787,000 shares of our Series A Preferred Stock to Gerald E. Sklar and Ms. Anthony E. Sklar, both of whom are officers and directors of the Company.  We have not issued those shares as of the date of this filing. Gerald E. Sklar and Anthony E. Sklar exchanged 124,592,000 shares of the Company’s common stock, representing approximately 86% of the outstanding common stock of the Company, and tendered $7,787.00 as consideration for the 7,787,000 shares of the Company’s Series A Preferred Stock.  Based on the representation and warranties provided by Gerald E. Sklar and Anthony E. Sklar in the Share Exchange Agreement, the issuances to them will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact Gerald E. Sklar and Anthony E. Sklar are affiliates of the Company and are familiar with our operations.

See Item 1.01 above in the current report for a summary of the key terms of the Series A Preferred issued under the Share Exchange Agreement.

 ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits

Exhibit No.	Description

10.1	Share Exchange Agreement between Bnet Media Group, Inc. and Gerald E. Sklar and Anthony E. Sklar, date June 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2013	Bnet Media Group, Inc.
a Nevada corporation
/s/ Gerald E. Sklar

By: Gerald E. Sklar
Its: President and Chief Executive Officer